Exhibit 10.41

L3 TECHNOLOGIES, INC.

DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2017)

ARTICLE I

PURPOSES OF THE PLAN

The purposes of this L3 Technologies, Inc. Deferred Compensation Plan are to provide certain key management employees of the Company with the opportunity to elect to defer receipt of (a) a portion of their Base Salary, and (b) all or a portion of their Incentive Bonus.  Effective after the close of business on December 31, 2016, L-3 Communications Corporation changed its name to L3 Technologies, Inc.   Accordingly, the Plan is amended and restated effective January 1, 2017 solely to reflect this name change, to change the name of the Plan from the L-3 Communications Corporation Deferred Compensation Plan to the L3 Technologies, Inc. Deferred Compensation Plan and to incorporate an amendment that was adopted effective September 1, 2004.

ARTICLE II

DEFINITIONS

Unless the context indicates otherwise, the following words and phrases shall have the meanings hereinafter indicated:

Administrator -- The Vice President of Human Resources of the Company’s corporate office and the highest ranking Human Resource employee at each of the Company’s divisions or any other designated employee of the Company.

Base Salary -- An Eligible Employee’s annual base salary.

Beneficiary -- The person or persons designated by the Participant in his or her most recent beneficiary designation filed electronically with the Administrator to receive any benefits payable under this Plan as a result of the Participant’s death.  If no Beneficiary has been designated, or no designated Beneficiary survives the Participant, Beneficiary means the Participant’s estate.

Board -- The Board of Directors of L3 Technologies, Inc.

Code -- The Internal Revenue Code of 1986, as amended.

Committee -- The committee described in Section 1 of Article VIII.

Company -- L3 Technologies, Inc., including its divisions and subsidiaries.

Deferral Account -- The bookkeeping account maintained by the Company for each Participant which is credited with any (a) Deferred Base Salary and Deferred Incentive Bonus made on behalf of the Participant, (b) any Transferred Amount, and (c) earnings on those amounts.

Deferral Agreement -- The agreement executed by an Eligible Employee electronically in the form approved by the Administrator under which the Eligible Employee elects to defer Base Salary and/or Incentive Bonus for a calendar year.

Deferred Base Salary -- The amount of Base Salary deferred and credited to a Participant’s Deferral Account for a calendar year.

Deferred Incentive Bonus -- The amount of Incentive Bonus deferred and credited to a Participant’s Deferral Account for a calendar year.

Eligible Employee -- An employee who participates in the MIB and whose Base Salary for a calendar year equals or exceeds the dollar amount in Code Section 414(q), which amount is $85,000 for 2000.  The Committee shall limit participation in this Plan to employees whom the Committee believes to be a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Incentive Bonus -- The incentive bonus amount awarded to an Eligible Employee for a calendar year under the MIB.

MIB -- The formal or informal program of the Company under which an employee receives an annual incentive bonus.

Participant -- An Eligible Employee who enters into a Deferral Agreement.  A Participant shall continue to participate in this Plan until his or her Deferral Account balance has been fully distributed.

Plan -- This L3 Technologies, Inc. Deferred Compensation Plan.

Transferred Amount – With respect to an individual who was a participant in the Lockheed Martin Corporation Deferred Management Incentive Compensation Plan on April 30, 1997, ("Prior Plan”) and became an employee of the Company on May 1, 1997, the amount equal to his account balance under the Prior Plan on December 31, 1997.

ARTICLE III

ELECTION OF DEFERRED COMPENSATION

1.          Deferral Agreement.

(a)          An Eligible Employee may elect to defer a portion of his or her Base Salary and/or Incentive Bonus for a calendar year by executing electronically in the form approved by the Administrator a Deferral Agreement no later than November 30 of the preceding calendar year or 30 days after the individual first becomes an Eligible Employee, if later.  An Eligible Employee’s Deferral Agreement shall be irrevocable when received by the Administrator and shall remain in effect for all succeeding years, except that an Eligible Employee may modify or revoke the Deferral Agreement with respect to any succeeding year by executing electronically in the form approved by the Administrator a new Deferral Agreement on or before November 30 of such succeeding year.  Notwithstanding the following, an Eligible Employee’s election to defer his or her Incentive Bonus for the 2004 calendar year and his or her Base Salary and/or Incentive Bonus for the 2005 calendar year shall be made no later than September 30, 2004.

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(b)          Notwithstanding subsection (a) above, an Eligible Employee may revoke his or her Deferral Agreement in the event of a financial hardship with the consent of the Committee.  The revocation shall remain in effect for all succeeding years until the Eligible Employee files a new Deferral Agreement with the Administrator in accordance with Section 1 of this Article III.

2.          Amount of Deferral.  An Eligible Employee may elect to defer (a)  up to 50 percent of his or her Base Salary for a calendar year, and (b) all or a portion of his or her Incentive Bonus for a calendar year; provided, however, that the minimum Incentive Bonus amount deferred for a calendar year shall be $5,000.

3.          Time when Deferral Agreement Takes Effect.  An Eligible Employee’s Deferral Agreement with respect to the deferral of Base Compensation shall take effect beginning with the first payroll period of the calendar year following the year in which the Deferral Agreement is made; provided, that, a Deferral Agreement that is made within 30 days after the individual first becomes an Eligible Employee shall take effect beginning with the first payroll period following receipt of the Deferral Agreement by the Administrator. An Eligible Employee’s Deferral Agreement with respect to the deferral of Incentive Bonus shall take effect only if the Eligible Employee is awarded at least $10,000 of Incentive Bonus for the calendar year for which the Deferral Agreement applies.

ARTICLE IV

DEFERRAL ACCOUNT

1.          Establishment of Deferral Account.  A Deferral Account shall be established for each Participant, which shall be credited with his or her Deferred Base Salary, Deferred Incentive Bonus, Transferred Amount, if any, and earnings.

2.          Crediting of Deferred Amounts.  Deferred Base Salary and Deferred Incentive Bonus shall be credited to a Participant’s Deferral Account as of the fifteenth (15th) day (or if such day is not a business day, the next following business day) of the month following the month in which such amounts would have been paid to the Participant if no Deferral Agreement were in effect.  Any Transferred Amount shall be credited to a Participant's Deferral Account as of December 31, 1997, and shall be credited with earnings as of that date.

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3.          Crediting of Earnings.  Deferred Base Salary and Deferred Incentive Bonus shall be credited with earnings beginning on the first day (or if such day is not a business day, the next following business day) of the month following the month in which such amounts would have been paid to the Participant if no Deferral Agreement were in effect and ending on the business day immediately preceding the day on which such amounts are distributed or withdrawn.   Earnings shall be compounded and credited to a Participant’s Deferral Account each day based on the prime rate on the first business day of the calendar quarter that begins on or immediately precedes the date on which the earnings are credited.

4.          Vesting of Deferral Account Balance.  A Participant’s Deferral Account balance shall be fully vested at all times.

ARTICLE V

PAYMENT OF BENEFITS

1.          General.  The Company’s liability to pay benefits to a Participant or Beneficiary under this Plan shall be measured by, and in no event shall exceed, the Participant’s Deferral Account balance.  All benefit payments shall be made in cash.

2.          Payment of Deferral Account Balance.

(a)          At the time a Participant completes a Deferral Agreement for a calendar year, he or she shall irrevocably elect the date on which his or her Deferred Base Salary and Deferred Incentive Bonus for that calendar year (as adjusted for earnings) shall be paid.  The Participant may elect that his or her Deferred Base Salary and Deferred Incentive Bonus for the calendar year be paid on (a) the date on which the Participant terminates employment or (b) the first business day of any calendar year that is at least 12 months following the last day of the calendar year for which the Deferral Agreement is made.  However, if a Participant's employment is terminated prior to the date the Participant elected to have his or her Deferred Base Salary and Deferred Incentive Bonus paid out, the distribution will be made as soon as administratively feasible following the Participant's date of termination.

(b)          At the time the Participant completes his or her Deferral Agreement for the 1998 calendar year, the Participant shall irrevocably elect the date on which the Transferred Amount shall be paid, which shall be (a) the date on which the Participant terminates employment or (b) the first day of any calendar year that begins on or after 1999.

(c)          If a Participant fails to file a proper election form with respect to the time of payment, his or her Deferral Account balance shall be paid on the Participant's termination of employment.

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3.	Form of Payment.

(a)          At the time an Eligible Employee first completes a Deferral Agreement, he or she shall irrevocably elect the form of payment of his or her Deferral Account balance from among the following options:

(1)          A lump sum, or

(2)          Annual payments for a period of  up to 20 years, as designated by the Participant.  The amount of each annual payment shall be determined by dividing the Participant’s Deferral Account balance on the date such payment is processed by the number of years remaining in the designated installment period.  The installment period may be shortened, in the sole discretion of the Committee, if the Committee determines that the amount of the annual payments that would be made to the Participant during the designated installment period would be too small to justify the maintenance of the Participant’s Deferral Account and the processing of payments.

(b)          If the Participant fails to file a proper election form with respect to the form of payment, his or her Deferral Account balance shall be paid in a lump sum.

4.          Change of Payment Election.  The Committee may, in its discretion, permit a Participant to modify his or her payment election under Section 3 of this Article at the time the Participant enters into a new Deferral Agreement for a year; if accepted, such modification shall apply to amounts credited to the Participant’s Deferral Account as of the date of the new Deferral Agreement.  No such modification will be effective if made within one year of the date of the Participant’s termination of employment.

5.          Death Benefits.  Upon the death of a Participant, his or her unpaid Deferral Account balance, if any, will be paid to the Participant’s Beneficiary as soon as administratively feasible in a lump sum.

6.          Withdrawals with Forfeiture.  A Participant may withdraw his or her Deferral Account by filing a withdrawal request with the Committee.  A Participant who makes a withdrawal will incur a forfeiture of his or her Deferral Account balance in an amount equal to the withdrawal amount multiplied by the prime rate then in effect, plus 10 percent.

7.          Hardship Withdrawals.  A Participant may make a hardship withdrawal from his or her Deferral Account with the consent of the Committee.  A hardship shall mean a financial need of the Participant by reason of (a) an event that would constitute a hardship under Treasury Regulation § 1.401(k)-1(d)(2)(iv), or (b) such other event of an emergency or long-range nature as may be approved by the Committee, in its sole discretion.  The withdrawal amount shall not exceed the amount necessary to alleviate the hardship, including the amount needed to pay federal, state or local taxes with respect to the withdrawal amount.  The forfeiture provisions of Section 6 of this Article shall not apply to a hardship withdrawal.

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8.          Acceleration upon Change in Control.

(a)          Notwithstanding any other provision of this Plan, the Deferral Account balance of each Participant shall be distributed in a single lump sum within 60 calendar days following a “Change in Control.”

(b)          For purposes of this Plan, a Change in Control shall include and be deemed to occur upon the following events:

(1)          The acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), other than the Company or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51 percent or more of the combined voting power of the Company’s then outstanding voting securities, other than (i) pursuant to a transfer by Lehman Brothers Capital Partners III, L.P. to any of its affiliates, or (ii) by any employee benefit plan maintained by the Company;

(2)          The sale of all or substantially all of the assets of the Company or its subsidiaries; or

(3)          The election, including the filling of vacancies, during any period of 24 months or less, of 50 percent or more, of the members of the Board, without the approval of Continuing Directors, as constituted at the beginning of such period.  “Continuing Directors” shall mean any director of the Company who either (i) is a member of the Board on July 1, 1997, or (ii) is nominated for election to the Board by a majority of the Board which is comprised of directors who were, at the time of such nomination, Continuing Directors.

(c)          This Section shall apply only to a Change in Control of the Company and shall not cause immediate payout of a Deferral Account balance in any transaction involving the Company’s sale, liquidation, merger, or other disposition of any subsidiary.

(d)          The Company reserves the right to change or modify the definition of Change of Control set forth in this Section, and any such change or modification shall be binding on the Participants.

9.          Deductibility of Payments.  In the event that the payment of benefits in accordance with the Participant’s election under Section 3 of this Article would prevent the Company from claiming an income tax deduction with respect to any portion of the benefits paid, the Committee shall have the right to modify the timing of distributions from the Participant’s Deferral Account.  The Committee shall undertake to have distributions made at such times and in such amounts as most closely approximate the Participant’s election, consistent with the objective of maximum deductibility for the Company.  The Committee shall have no authority to reduce a Participant’s Deferral Account balance or to pay aggregate benefits less than the Participant’s Deferral Account balance in the event that all or a portion thereof would not be deductible by the Company.

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10.          Change of Law.  Notwithstanding anything to the contrary herein, if the Committee determines in good faith, based on consultation with counsel, that the federal income tax treatment or legal status of this Plan has or may be adversely affected by a change in the Internal Revenue Code, Title I of the Employee Retirement Income Security Act of 1974, or other applicable law, or by an administrative or judicial construction thereof, the Committee may direct that the Deferral Account balances of affected Participants or of all Participants be distributed as soon as practicable after such determination is made, to the extent deemed necessary or advisable by the Committee.

11.          Tax Withholding.  To the extent required by law, the Company shall withhold from benefit payments hereunder, or with respect to any amounts credited to a Participant’s Deferral Account hereunder, any Federal, state, or local income or payroll taxes required to be withheld and shall furnish the recipient and the applicable government agency or agencies with such reports, statements, or information as may be legally required.

ARTICLE VI

PARTICIPANTS’ RIGHTS

1.          Unfunded Status of Plan.  This Plan constitutes a contractual promise by the Company to make payments in the future, and each Participant’s rights shall be those of a general, unsecured creditor of the Company.  No Participant shall have any beneficial interest in this Plan.  Notwithstanding the foregoing, to assist the Company in meeting its obligations under this Plan, the Company may, but is not required to, set aside assets in a trust or trusts described in Revenue Procedure 92-64, 1992-2 C.B. 422 (generally known as a “rabbi trust”), and direct that its obligations under this Plan be satisfied by payments out of such trust or trusts.  It is the Company’s intention that this Plan be unfunded for Federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.

2.          Nonalienability of Benefits.  A Participant’s rights to benefit payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

ARTICLE VII

AMENDMENT OR TERMINATION

1.          Amendment.  The Board may amend, modify, suspend or discontinue this Plan at any time; provided, however, that no such amendment shall have the effect of reducing a Participant’s Deferral Account balance or postponing the time when a Participant is entitled to receive a distribution of his or her Deferral Account balance.

2.          Termination.  The Board reserves the right to terminate this Plan at any time and to pay all Participants their Deferral Account balances in a lump sum immediately following such termination or at such time thereafter as the Board may determine.

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ARTICLE VIII

ADMINISTRATION

1.          The Committee.  This Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board.  The members of the Committee shall be designated by the Board.  A majority of the members of the Committee (but not fewer than three) shall constitute a quorum.  The vote of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee.  The Committee shall have full authority to interpret this Plan, and interpretations of this Plan by the Committee shall be final and binding on all parties.

2.          Delegation and Reliance.  The Committee may delegate to any officer or employee of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purposes.  In making any determination or in taking or not taking any action under this Plan, the Committee may obtain and rely upon the advice of experts, including professional advisors to the Company.  No member of the Committee or officer of the Company who is a Participant hereunder may participate in any decision specifically relating to his or her individual rights or benefits under this Plan.

3.          Exculpation and Indemnity.  Neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under this Plan, or in the interpretation, administration or application thereof, shall have any liability to any party for any action taken or not taken in good faith under this Plan or for the failure of this Plan to achieve intended tax consequences, or to comply with any other law, compliance with which is not required on the part of the Company.

4.          Facility of Payment.  If a minor person declared incompetent, or person incapable of handling the disposition of his or her property, is entitled to receive a benefit, make an application, or make an election hereunder, the Committee may direct that such benefits be paid to, or such application or election be made by, the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person.  Any payment made, application allowed, or election implemented in accordance with this Section shall completely discharge the Company and the Committee from all liability with respect thereto.

5.          Proof of Claims.  The Committee may require proof of the death, disability, competency, minority, or incapacity of any Participant or Beneficiary and of the right of a person to receive any benefit or make any application or election.

6.          Claim Procedure.

(a)          Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request in writing to the Committee which shall respond in writing within 60 days.  If the claim or request is denied, the written notice of denial shall state (1) the reason for denial, with specific reference to the plan provisions on which the denial is based, (2) a description of any additional material or information required and an explanation of why it is necessary, and (3) an explanation of the claim review procedure.

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(b)          Any person whose claim or request is denied may request review by giving written notice to the Committee.  The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(c)          The decision on review shall normally be made within 60 days after the Committee’s receipt of a request for review.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days.  The decision shall be in writing and shall state the reason and the relevant plan provisions.  All decisions on review shall be final and binding on all parties concerned.

(d)          In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under this Article must be exhausted, within the specified deadlines, before legal recourse of any type is sought.

ARTICLE IX

GENERAL PROVISIONS

1.          No Guarantee of Employment.  Neither this Plan nor a Participant’s Deferral Agreement shall in any way obligate the Company to continue the employment of a Participant with the Company or limit the right of the Company at any time and for any reasons to terminate the Participant’s employment.  In no event shall this Plan or a Deferral Agreement constitute an employment contract between the Company and a Participant or in any way limit the right of the Company to change a Participant’s compensation or other benefits.

2.          Other Plan Benefits.  No amount credited to a Participant’s Deferral Account under this Plan shall be treated as compensation for purposes of calculating the amount of a Participant’s benefits or contributions under any pension, retirement, or other plan maintained by the Company, except as provided in such other plan.

3.          Agreement to Plan Terms.  By electing to become a Participant hereunder, each Eligible Employee shall be deemed conclusively to have accepted and consented to all the terms of this Plan and all actions or decisions made by the Company, the Board, or the Committee with regard to this Plan.

4.          Successors.  The provisions of this Plan and the Deferral Agreements hereunder shall be binding upon and inure to the benefit of the Company, its successors, and its assigns, and to the Participants and their heirs, executors, administrators, and legal representatives.

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5.          Governing Law.  The validity of this Plan and any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of New York (including its statute of limitations and all substantive and procedural law, and without regard to its conflict of laws provisions), except as to matters of federal law.  If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

IN WITNESS WHEREOF, this L3 Technologies, Inc. Deferred Compensation Plan is hereby amended and restated effective January 1, 2017.

L3 TECHNOLOGIES, INC.

By:	/s/ Kevin Weiss
Title:	Vice President, Human Resources

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